Exhibit 99.1


           Heartland Technology, Inc.
           330 N. Jefferson Court, Suite 305
           Chicago, IL 60661
           312-575-0400




At Heartland Technology:                   At The Investor Relations Company:
Lawrence Adelson                           Karl Plath or
VP /Counsel                                Brien Gately
(312) 575-0400                             (847) 296-4200



FOR IMMEDIATE RELEASE


                        Heartland Technology Reports On Debt

      CHICAGO, January 23, 2002--Heartland Technology (AMEX: HTI) today announced that it did not make the interest and principal payments due on December 31, 2001 in respect of a $550,000 promissory note maturing on that date. Pursuant to a subordination agreement among the holder of that note, the company and certain other creditors of the company, the company has 60 days from December 31, 2001 to make the payments under this note. The failure to cure the payment default before the expiration of the 60 day period would permit the holders of other notes of the company aggregating $9,650,000 in principal amount to declare their respective notes to be immediately due and payable.

      In addition, the company announced that it did not make payments of interest and principal on maturity of six of its 13% Subordinated Notes maturing between December 22, 2001 and January 14, 2002 and aggregating $1,725,000 in principal, and to make payments of interest due December 31, 2001 on three other 13% Subordinated Notes maturing in February, March and October of this year having an aggregate principal amount of $650,000. Under the terms of 13% notes, if the company does not make any payment of overdue interest within five days after written demand is made by the holder or does not make a payment of principal when due, then the holder may declare the entire balance of the notes immediately due and payable. At this time, no written demand for payment has been received from the holders of these notes by the company.

      The company also disclosed that it has received written demand for payment of approximately $1,201,273 in interest and principal under a guaranty made by the company of a promissory note owing by one of its indirect subsidiaries, HTI Z Corp. (formerly Zecal Corp.), to Zecal, Inc. in connection with the purchase of the assets of Zecal, Inc. in April, 1998.

      The company stated that it is considering its options for restructuring its outstanding indebtedness, but could give no assurances that it will reach agreement with its creditors.

      This discussion of the effects of the payment defaults and the rights of the holders and other creditors of the company are qualified in their entirety by reference to the full text of the promissory notes and other agreements referred to above. Copies of forms of the promissory notes and other agreements have previously been filed by the company as exhibits to its periodic securities filings with the Securities Exchange Commission and may be viewed free of charge by interested parties at www.sec.gov.